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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
  Dreher Jr.      Richard            L.        Hanover Capital Mortgage Holdings, Inc. HCM       to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------        Director         10% Owner
  (Last)          (First)          (Middle) 3. I.R.S. Identification  4. Statement for        ----              ---
                                               Number of Reporting        Month/Year           XX  Officer (give    Other (Specify
  635 Fairfield Circle                         Person, if an entity        12/01               ----        title ---       below)
-------------------------------------------    (Voluntary)             -------------------                 below)
                 (Street)                                              5. If Amendment,
                                                                          Date of Original                 V.P. Finance
                                                                          (Month/Year)                ------------------------
  Westfield          NJ           07090
-------------------------------------------                                                   7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                                              (Check applicable line)
                                                                                               XX Form Filed by One Reporting Person
                                                                                               ----
                                                                                                  Form Filed by More than One
                                                                                               ----   Reporting Person
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                                           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                end of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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     Common Stock                  8/10/01      X       1,000      A           3.875       1,600                D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                             (Over)
                                                                                                                     SEC 2270 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Stock Option *               3.875        5/18/00      A       3000              *      *        Common   3000
                                                                                                 Stock
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Stock Option *               3.875        8/10/01      X                1000     *      *        Common   1000          3.875
                                                                                                 Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                                            D
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                                2000                        D
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Explanation of Responses:

* Grant of options exercisable as follows: 1/3 on or after 5/18/01, 1/3 on or after 5,18/02, 1/3 on or after 5/18/03, options expire 5/17/10.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Richard Dreher Jr.          2/13/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7/97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.